Exhibit 10.2

November 12, 2025

PRIVATE AND CONFIDENTIAL

Robert J. DelAversano

Dear Robert:

This Letter Agreement (“Letter Agreement”) sets forth the terms and conditions of your employment with Grace Therapeutics, Inc. (“Company”), and supersedes in its entirety the Offer Letter between you and the Company, dated November 21, 2023.

Title:
Vice President, Finance, Principal Financial and Accounting Officer

Reporting to:
Prashant Kohli, Chief Executive Officer

Base Salary:
Annualized base salary of $306,360 less applicable deductions and withholdings.

Annual Discretionary
Bonus:
You will be eligible to earn an annual discretionary bonus of up to 30% of your base salary as determined by the Company in its sole discretion. The discretionary bonus, if any, for a given fiscal year will be paid no later than May 15th in the year following the completion of the relevant fiscal year. In order to earn the discretionary bonus, you must remain employed with the Company throughout the year for which the bonus is paid, and must be actively employed in good standing on the date in which the bonus is paid.

Stock Option:
Subject to approval by the board of directors of the Company, you may be granted from time to time an option to purchase shares of common stock of the Company (the “Option”) pursuant to the Company’s equity incentive plan (the “Plan”), with a price per share equal to the fair market value of a share of common stock, as determined by the board of directors in accordance with the Plan. Any grant of the Option to you shall be conditional upon: (a) your continued employment with the Company at the time of the grant; (b) you entering into an option agreement with the Company (the “Option Agreement”); and (c) any other terms and conditions set forth in the Plan, your Option Agreement and as may be determined by the board of directors in its sole discretion at the time of grant.

Benefits:
Subject to the terms and conditions of the applicable benefit plans and policies, you will be eligible to participate in such group benefit plans as the Company may make available for executives from time to time in its sole discretion.

Vacation:
Vacation entitlement, including treatment of unused vacation time, will be in accordance with the Company’s vacation policy for executives as in effect from time to time.

Expense
Reimbursement:
The Company shall reimburse you for all expenses reasonably and actually incurred by you in connection with the performance of your duties and employment obligations in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by you of an itemized account, including reasonable substantiation, of such expenses.

Severance:
If you are terminated by the Company without Cause (as defined below) absent a Change in Control (as defined in the Grace Therapeutics, Inc. 2024 Equity Incentive Plan) of the Company, you will receive (i) your accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by you payable in accordance with the “Expense Reimbursement” section above through the date of termination, and (iii) benefits owed to you under any qualified retirement plan or health and welfare benefit plan in which you were a participant in accordance with applicable law and the provisions of such plan (collectively, the “Accrued Obligations”) and, provided that you execute and deliver to the Company within sixty (60) days of your termination a general release of claims in a form acceptable to the Company, and do not revoke the same, the Company shall pay you (i) a continuation of your base salary then in effect for six (6) months, payable beginning on the first regular payroll date following the effective date of the release; provided that, if the release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and (ii) if you timely elect continued coverage under the Company’s health and welfare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder (“COBRA”), then the Company will pay or reimburse your premiums for the six (6) months of such coverage on terms no less favorable than those terms in effect as of the date of this Letter Agreement (provided that such COBRA payment or reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you are eligible for coverage under another employer’s health plan) payable beginning on the first regular payroll date following the effective date of the release; provided that, if the release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year). Any unvested and outstanding equity awards shall be forfeited upon a termination by the Company without Cause absent a Change in Control of the Company.

If you are terminated by the Company without Cause in connection with or within twelve (12) months following a Change in Control of the Company you will receive the Accrued Obligations and, provided that you execute and deliver to the Company within sixty (60) days of your termination a general release of claims in a form acceptable to the Company, and do not revoke the same, the Company shall pay you (i) a cash payment equal to six (6) months of your base salary plus target bonus then in effect, net of deductions and tax withholdings, as applicable, payable beginning on the first regular payroll date following the effective date of the release; provided that, if the release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and (ii) if you timely elect continued coverage under the Company’s health and welfare plans pursuant to COBRA, then the Company will pay or reimburse your premiums for the six (6) months of such coverage on terms no less favorable than those terms in effect as of the date of this Letter Agreement (provided that such COBRA payment or reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you are eligible for coverage under another employer’s health plan) payable beginning on the first regular payroll date following the effective date of the release; provided that, if the release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year). Any unvested and outstanding equity awards shall be fully vested and exercisable upon a termination by the Company without Cause in connection with or within twelve (12) months following a Change in Control of the Company.

You are not entitled to any other wages, commissions, vacation pay, sick pay, bonuses, benefits, severance or other compensation, other than as expressly set forth in this Letter Agreement upon a termination without Cause.

For the purposes of this Letter Agreement, “Cause” shall mean your (a) material failure to comply with any material Company policy to the satisfaction of the Board which is not cured within twenty (20) calendar days of receipt by you of notice of such failure (if such action is curable); (b) willful failure to carry out or comply with any material, lawful, and reasonable written directive from the Board, which is not cured within twenty (20) calendar days of receipt by you of notice of such failure (if such action is curable); (c) commission of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or any crime involving moral turpitude; (d) commission of any act or omission that results in your incarceration in a federal, state, or local jail or prison; (e) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities to the Company; (f) commission of any act of dishonestly, illegal conduct, fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty either (x) against the Company or any of its parent, subsidiaries, or affiliate entities (collectively, “Affiliates”) (or any predecessor thereto or successor thereof) or (y) which is or which is reasonably expected to be materially injurious to the Company or its Affiliates; or (g) material or willful breach of the Confidentiality Agreement (defined in this Letter Agreement) which is not cured within ten (10) calendar days after receipt by you of written notice of such breach (if such breach is curable).

This Letter Agreement is intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code (“Code”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Letter Agreement, payments may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Letter Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Letter Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

If any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with a Change in Control of the Company or your termination of employment, whether pursuant to the terms of this Letter Agreement, or any other plan, arrangement or agreement, or otherwise) (all such payments collectively, the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this paragraph shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

Non-Competition:
You undertake to not work, for the duration of this Letter Agreement and for a period of twelve (12) months following the end of this contract for any reason whatsoever, directly or indirectly, personally or through an intermediary, alone or through a company or corporation, jointly with any other person, company, or corporation, as a principal, agent, shareholder, or in any other capacity, within the territories of any country in which the Company does business or in any jurisdiction in which the Company holds patents on one or more programs related to the discovery, development or commercialization of one or more drug candidates intended to treat aneurysmal subarachnoid hemorrhage, ataxia-telangiectasia, postherpetic neuralgia and other undisclosed indications associated with GTX-201, and to not use the Company's know-how for any purpose whatsoever (a “Competitive Business”). You understand that the Company’s business is subject to change over time and the definition of Competitive Business shall be subject to corresponding changes as mutually agreed between parties. However, nothing precludes you from being or becoming a shareholder in a public company with a Competitive Business, i.e., a company whose shares are publicly traded, competing with the Company, provided you hold no more than 5% of the shares issued and outstanding comprising said public company’s capital stock.

Non-Solicitation:
For the duration of this Letter Agreement and for a period of twelve (12) months following the end of this Letter Agreement for any reason whatsoever, you undertake to not directly or indirectly solicit or convince any other person, including an employee of the Company, to terminate his/her business or employment relations with the Company, or to commit any act likely to harm or rival the Company.

Simultaneous to signing this Letter Agreement, you agree to execute the Company’s standard form Confidentiality of Information and Ownership of Proprietary Property Agreement (“Confidentiality Agreement”). You further agree that your continued employment constitutes good and sufficient consideration for the enforcement of the provisions set forth herein and in the Confidentiality Agreement. You agree that the restrictive covenants herein and in the Confidentiality Agreement are reasonable for the position you hold and the benefits and amenities provided for in your Letter Agreement. If a court of competent jurisdiction determines that any provision of this Letter Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Letter Agreement, and all other provisions shall remain in full force and effect. It is the intention of the parties that any such invalid or unenforceable provision be reformed and enforced to the fullest extent permitted by law. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the restrictive covenants herein and in the Confidentiality Agreement and further agree that any threatened or actual violation or breach of those provision will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement and/or the Confidentiality Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement and/or the Confidentiality Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement and/or the Confidentiality Agreement.

Your employment with the Company is at-will, which means that you have the right to terminate your employment with the Company at any time, for any reason. Similarly, the Company has the right to terminate the employment relationship at any time, for any reason.

If your employment is terminated without Cause, the Company shall provide you with up to sixty (60) days’ advance written notice. The Company may, at any time during such notice period, relieve you from all or any of your duties for all or part of the remainder of the notice period and/or terminate you at any time without impact to salary for the remainder of the notice period.

If you resign your employment, you agree to provide the Company with sixty (60) days’ advance written notice. The Company may, at any time during such notice period, relieve you from all or any of your duties for all or part of the remainder of the notice period and/or consider your resignation effective as of any date within the notice period. In the event that the Company accepts your resignation as of any date within the notice period, as of such date, you shall only be paid your base salary through the date of the termination in accordance with this Letter Agreement, and you shall not be entitled to any severance benefits.

Any contrary representations, which may have been made to you, are superseded by this Letter Agreement. Any modifications to this “at-will” term of your employment must be in writing and signed by you and the Board.

This Letter Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law.

We look forward to your continued commitment to the Company and the goal of advancing science in support of better patient outcomes.

Sincerely,

Vimal Kavuru

I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and the Company’s Board of Directors. By accepting this offer, I confirm that I am able to accept this job and carry out the work involved without breaching any legal restrictions on my activities, such as restrictions imposed by a current or former employer.

Signature /s/ Robert J. DelAversano	Date: November 12, 2025

Grace Therapeutics, Inc.

By: /s/ Prashant Kohli
Name: Prashant Kohli
Title: Chief Executive Officer
Date: November 12, 2025